Exhibit 107

CALCULATION OF FILING FEE

Form S-8

(Form type)

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share reserved for issuance pursuant to the Registrant’s 2022 Omnibus Employee Incentive Plan	457 (c) and 457 (h)	39,134,152	$93.52(2)	$3,659,825,895.04	.0000927	$339,265.86

Equity	Common Stock, par value $0.01 per share reserved for issuance pursuant to the Registrant’s 2022 Omnibus Non-Employee Director Incentive Plan	457 (c) and 457 (h)	1,003,763	$93.52(2)	$93,871,915.76	.0000927	$8,701.93

Total Offering Amounts					$3,753,697,810.80		$347,967.79

Total Fee Offsets							$0

Net Fee Due							$347,967.79

(1)

Pursuant to Rule 416 under the Securities Act, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan or the Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan by Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of Common Stock as reported on the New York Stock Exchange on May 12, 2022.